FOR IMMEDIATE RELEASE For more information, please contact: Matt Burkemper (314) 746-7485 Matthew.Burkemper@CommerceBank.com Commerce Bancshares, Inc. Stock Repurchase Program KANSAS CITY, MO, April 18, 2024 - Commerce Bancshares, Inc. (NASDAQ – CBSH) announced that its Board of Directors approved the repurchase, in combination with the amount remaining from the prior authorization on April 20, 2022, of up to 5,000,000 total shares of the Company’s common stock through its share repurchase program. Repurchases under this program may be made from time to time through open market purchases, privately negotiated transactions or such other manners as will comply with applicable laws and regulations. Repurchases, if any, under the program will be made at the sole discretion of management, and the timing and actual number of shares repurchased will depend upon market pricing and conditions, business, legal, accounting and other considerations. The buyback program does not obligate the Company to purchase any particular number of shares and there is no guarantee as to the exact number of shares that will be repurchased by the Company. The program may be suspended, modified or terminated by the Company at any time and for any reason, without prior notice. About Commerce Bancshares, Inc. With $30.4 billion in assets1, Commerce Bancshares, Inc. (NASDAQ: CBSH) is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, CBSH 1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line. Learn more at www.commercebank.com. 1As of March 31, 2024 Forward Looking Information This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within the Company's Annual Report on Form 10-K.